Exhibit 99.2
NABORS INDUSTRIES February 12, 2024 4Q 2024 Earnings Presentation

N A B O R S . C O M We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual, quarterly, and current reports, press releases, and other written and oral statements. Such statements, including statements in this document that relate to matters that are not historical facts, are “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These “forward-looking statements” are based on our analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors should recognize that events and actual results could turn out to be significantly different from our expectations. Factors to consider when evaluating these forward-looking statements include, but are not limited to: • geopolitical events, pandemics and other macro-events and their respective and collective impact on our operations as well as oil and gas markets and prices; • fluctuations and volatility in worldwide prices of and demand for oil and natural gas; • fluctuations in levels of oil and natural gas exploration and development activities; • fluctuations in the demand for our services; • competitive and technological changes and other developments in the oil and gas and oilfield services industries; • our ability to renew customer contracts in order to maintain competitiveness; • the existence of operating risks inherent in the oil and gas and oilfield services industries; • the possibility of the loss of one or a number of our large customers; • the amount and nature of our future capital expenditures and how we expect to fund our capital expenditures; • The occurrence of cybersecurity incidents, attacks and other breaches to our information technology systems; • the impact of long-term indebtedness and other financial commitments on our financial and operating flexibility; • our access to and the cost of capital, including the impact of a further downgrade in our credit rating, covenant restrictions, availability under our revolving credit facility, and future issuances of debt or equity securities and the global interest rate environment; • our dependence on our operating subsidiaries and investments to meet our financial obligations; • our ability to retain skilled employees; • our ability to complete, and realize the expected benefits of, strategic transactions; • changes in tax laws and the possibility of changes in other laws and regulation; • the possibility of changes to U.S. trade policies and regulations including the imposition of trade embargoes or sanctions; and • global views on and the regulatory environment related to energy transition and our ability to implement our energy transition initiatives; • Forward Looking Statements NABORS INDUSTRIES 2 • potential long-lived asset impairments • the possibility of changes to U.S. trade policies and regulations including the imposition of trade embargoes, sanctions or tariffs; • general economic conditions, including the capital and credit markets; • uncertainty as to whether the conditions to closing the merger will be satisfied; • potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; • expectations regarding regulatory approval of the merger; • our ability to retain key personnel of Nabors and Parker; • the diversion of management time on merger-related issues; • the combined company's ability to utilize NOLs; • the significant costs required to complete the merger and to integrate Parker's operations with our own; • whether litigation relating to the merger will occur and, if so, the results of any litigation, settlements and investigations; • our ability to realize the expected benefits of the merger with Parker; and • the effects of the business combination, including the combined company's future financial condition, results of operations, strategy and plans. Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, sustained lower oil or natural gas prices that have a material impact on exploration, development or production activities could also materially affect our financial position, results of operations and cash flows. The above description of risks and uncertainties is by no means all-inclusive but is designed to highlight what we believe are important factors to consider. For a discussion of these factors and other risks and uncertainties, please refer to our filings with the Securities and Exchange Commission ("SEC"), including those contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC's website at www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Non-GAAP Financial Measures This presentation refers to certain “non-GAAP” financial measures, such as adjusted EBITDA, net debt, adjusted gross margin and adjusted free cash flow. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

N A B O R S . C O M 43% 42% 13% 3% FY 2024 Adjusted EBITDA by Segment U.S. Drilling International Drilling Drilling Solutions Rig Technologies 3 The Industry’s Most Innovative Technology NABORS INDUSTRIES Integrated Drilling and Technology Solutions Drilling Operations Drilling Solutions Rig Technologies Energy Transition Working in tandem to generate superior drilling performance

N A B O R S . C O M 4 Drivers of Growth Capitalizing on global expansion Leveraging our broad international footprint Expanding our customer base Developing paths to growth for NDS on Nabors U.S., third party, and international rigs Driving healthy margins in Lower 48 Drilling Demonstrating the value of our best-in-class high-spec fleet Reducing carbon intensity Energy transition and sustainability expansion Innovating advances in drilling Setting the industry standard in automation and robotics Focused on Advanced Technology to Drive Solutions

NABORS INDUSTRIES

Recent Highlights

- Continued progress toward Parker Wellbore acquisition
- Deployed 4 rigs in Algeria, 4 rigs in Saudi Arabia and 2 rigs in Argentina in FY 2024; in 1Q 2 deployments planned in Saudi Arabia, 1 in Kuwait and 1 in Colombia
- International Drilling adj. daily margins of ~$16,700 in 4Q; Lower 48 rigs generating adj. daily margins of >$14,900
- Drilling Solutions adjusted gross margin of >54% in 4Q, a performance record

Note: For the reconciliations of adjusted EBITDA, adjusted gross margin, net debt and adjusted free cash flow to the most comparable non-GAAP measures see non-GAAP reconciliations in Appendix

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N A B O R S . C O M Performance excellence in the Lower 48 6 Expanding & enhancing our International business Five Key Value Drivers 1 Advancing technology & innovation with demonstrated results Focused on our commitment to de-lever 2 3 Leading in Sustainability and the Energy Transition 4 5

N A B O R S . C O M $- $4,000 $8,000 $12,000 $16,000 $20,000 Daily Adjusted Gross Margin(1) $- $10,000 $20,000 $30,000 $40,000 $50,000 Daily Rig Revenue(1) 1 Growing International results as we expand our fleet Focus on Improving International Rig Economics Resilience Leading to Growth in Our International Segment 7 (1) Daily rig revenue and adjusted daily gross margin for drilling rigs only, does not include Nabors Drilling Solutions

N A B O R S . C O M $0 $5,000 $10,000 $15,000 $20,000 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 2021 2022 2023 2024 International Drilling Adjusted Daily Gross Margin(1) $0 $10,000 $20,000 $30,000 $40,000 $50,000 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 2021 2022 2023 2024 International Drilling Daily Revenue(1) 1 Working to enhance both the top and bottom line Focus on Improving International Rig Economics Resilience Leading to Growth in Our International Segment 8 (1) Daily rig revenue and adjusted daily gross margin for drilling rigs only, does not include Nabors Drilling Solutions

N A B O R S . C O M 0 20 40 60 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1QE 2QE 3QE 4QE 2022 2023 2024 2025E SANAD Estimated Average Rig Count Potential* 1 Significant Rig Growth Trajectory in Saudi Arabia Resilience Leading to Growth in Our International Segment 9 • To date 15 rigs have been awarded by Saudi Aramco; 9 have been deployed • Total of 50 rigs to be deployed over 10 years • Capital expense funded organically by SANAD • 6-year initial contracts, payout within 5 years, plus 4-year renewal at market rate Newbuild Program Generating Revenue • These estimates are based on current market conditions and expectations are based on information received from third parties, which are subject to change. The estimates do not represent guidance or projections.

N A B O R S . C O M 4 4 2 -1 -1 -3 1 1 3 5 3 80 85 98 Rig Count 60 65 70 75 80 85 90 95 100 105 110 1 Significant Opportunity for Additional International Rigs through YE 2025 10 Actively pursuing multiple opportunities in addition to contracts in-hand * These estimates are based on current market conditions and expectations are based on information received from third parties, which are subject to change. The estimates do not represent guidance or projections. Resilience Leading to Growth in Our International Segment Potential awards, negotiations and tenders Awarded/Contracted International Drilling Opportunity Set Rig Count* Working Renewal Gap Release Suspensions

N A B O R S . C O M $- $4,000 $8,000 $12,000 $16,000 $20,000 Adjusted Daily Gross Margin(1) $- $8,000 $16,000 $24,000 $32,000 $40,000 Daily Rig Revenue(1) 2 L48 Daily Revenue and Margin above All Prior Cycle Highs Performance Excellence In The Lower-48 11 Strong daily revenue and margins leading to free cash flow (1) Daily rig revenue and adjusted daily gross margin for drilling rigs only, does not include Nabors Drilling Solutions

N A B O R S . C O M $0 $5,000 $10,000 $15,000 $20,000 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 2021 2022 2023 2024 L48 Drilling Adjusted Daily Gross Margin(1) $0 $10,000 $20,000 $30,000 $40,000 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 2021 2022 2023 2024 L48 Drilling Daily Revenue(1) 2 Resilient Performance in Volatile Commodity Market Performance Excellence In The Lower-48 12 Driving greater value capture (1) Daily rig revenue and adjusted daily gross margin for drilling rigs only, does not include Nabors Drilling Solutions

N A B O R S . C O M NDS Margin Gains Fueled by Increasing Penetration and Improving Service-line Mix Improving Outlook For Our Technology & Innovation 13 Adjusted gross margin of 51% For FY2024 3 • 54% for 4Q 2024 0% 10% 20% 30% 40% 50% 60% $- $50 $100 $150 $200 $250 $300 $350 NDS Revenue, Adjusted EBITDA & Adjusted Gross Margin % Revenue Adjusted EBITDA Adjusted GM %

N A B O R S . C O M 0% 300% 600% 900% 1200% 2016 2017 2018 2019 2020 2021 2022 2023 2024 NDS - International 0% 100% 200% 300% 400% 2016 2017 2018 2019 2020 2021 2022 2023 2024 NDS - U.S. Third Party Growth % U.S. - NBR Rigs 40% U.S. - Third Party Rigs 19% International 41% FY 2024 Revenue NDS Targeting Third Party and International Markets Improving Outlook For Our Technology & Innovation 14 3 • YTD 9/30/24 Annualized Revenue Growth since Inception

N A B O R S . C O M Reduced Flat Time on Multiple Wells in Argentina with Nabors Integrated MPD 15 3 Improving Outlook For Our Technology & Innovation Hardware Impact (MPD) (Figure 1) 6.5 hours saved in MPD-related flat time based on rig-up and rig-down times 28% improvement in integrated MPD-related flat time over two years Software Impact (SmartDRILL) Rotary rate of penetration (ROP) improved by 36% 40%reduction in weight-to-weight times during connections With two operators in the Vaca Muerta — one using a Nabors rig with MPD Related Flat Time Reduction Analysis integrated MPD and the other using conventional MPD — Nabors demonstrated the effectiveness of its combined technologies: Integra MPD and SmartDRILL® 0 5 10 15 20 25 30 35 40 Q3’22 Q3’23 30.0 Q3’24 38.3 32.7 32.8 28.2 23.5 28% 6.5 Rig Using Conventional MPD Rig Using INTEGRA MPD Hours Figure 1

N A B O R S . C O M Significant Headway Improving Leverage in 2024 Progress on Our Commitment to De-lever 16 4 In July, issued $550 million of 8.875% Senior Guaranteed Notes due 2031 Subsequently redeemed $556 million notes due 2026 Weighted average maturity of outstanding notes now stands at 4.3 years Earlier, expanded and extended credit facility until 2029 o Expanded from $350 million to $475 million, including $125 million for letters of credit o Increased accordion feature from $100 million to $200 million o Facility expires in June 2029 $

N A B O R S . C O M Our Energy Transition and Sustainability Strategy 17 Improve Nabors’ environmental footprint Collaborate with peers to reduce carbon output in our industry Partner in adjacent markets that leverage our talent and technologies Invest in companies developing green technologies

N A B O R S . C O M Electrification Pursuing Multiple Decarbonization Pathways Green Fuels* Energy Storage* Leading in Sustainability and the Energy Transition Nabors Initiatives to Lower Emissions 18 Emissions Monitoring Engine Optimization 5 Energy Efficient Lighting *Note: Energy Storage and Green Fuels are under development with R&D.

N A B O R S . C O M 19 Ubiquitous Ability to create heat reservoirs by drilling into deep rock formations Innovative Drilling Technologies Reducing cost per energy-unit produced by using and combining new technologies Baseload Reliable and available 24/7 Renewable Subsurface heat replenished naturally Nabors and its predecessor entities have been continuously innovating in the energy sector for over 100 years Technological advancements are enabling wide-scale commercial geothermal development Leading in Sustainability and the Energy Transition Geothermal Market Technology Advancements 5

Appendix 20

N A B O R S . C O M Rig Utilization and Availability, December 31, 2024 21 Rig Fleet(1) 311 Rigs on Revenue(1) 156 Utilization(1) 50% Total U.S. Offshore 12 2 17% 15 5 33% Alaska International 132 85 64% 110 64 58% U.S. Lower-48 High Spec(2) (1) As of December 31, 2024 (2) Excludes non-high spec rigs in the Lower 48

N A B O R S . C O M Reconciliation of Non-GAAP Financial Measures to Net Income (Loss) 22 Adjusted EBITDA represents net income (loss) before, income taxes, investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table below. (In thousands) December 31, September 30 December 31 2023 2024 2024 Net income (loss) 3,857 $ (33,087) $ (32,869) $ Income tax expense (benefit) 19,244 10,118 15,231 Income (loss) from continuing operations before income taxes 23,101 (22,969) (17,638) Investment (income) loss (12,042) (11,503) (8,828) Interest Expense 49,938 55,350 53,642 Other, net 7,878 41,608 37,021 Adjusted Operating Income (loss) 68,875 62,486 64,197 Depreciation and Amortization 161,228 159,234 156,348 Adjusted EBITDA $ 230,103 221,720 $ 220,545 $ Three Months Ended

Reconciliation of U.S. Drilling Segment Adjusted Gross Margin to U.S. Drilling Segment Adjusted Operating Income

Adjusted gross margin by segment represents adjusted operating income (loss) plus general and administrative costs, research and engineering costs and depreciation and amortization.

	Three Months Ended		
(In thousands)	December 31, 2023	September 30, 2024	December 31, 2024
Lower 48 - U.S. - Drilling			
Adjusted operating income	$ 40,108	$ 30,353	$ 27,354
Plus: General and administrative costs	4,087	5,084	5,156
Plus: Research and engineering	1,276	972	1,002
GAAP Gross Margin	45,471	36,409	33,512
Plus: Depreciation and amortization	59,545	57,470	57,019
Adjusted gross margin	**$ 105,016**	**$ 93,879**	**$ 90,531**
Other - U.S. - Drilling			
Adjusted operating income	$ 11,386	$ 11,341	$ 11,619
Plus: General and administrative costs	315	313	305
Plus: Research and engineering	89	42	72
GAAP Gross Margin	11,790	11,696	11,996
Plus: Depreciation and amortization	7,332	9,496	9,765
Adjusted gross margin	**$ 19,122**	**$ 21,192**	**$ 21,761**
U.S. - Drilling			
Adjusted operating income	$ 51,494	$ 41,694	$ 38,973
Plus: General and administrative costs	4,402	5,397	5,461
Plus: Research and engineering	1,365	1,014	1,074
GAAP Gross Margin	57,261	48,105	45,508
Plus: Depreciation and amortization	66,877	66,966	66,784
Adjusted gross margin	**$ 124,138**	**$ 115,071**	**$ 112,292**

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N A B O R S . C O M Reconciliation of Net Debt to Total Debt 24 Net debt is computed by subtracting the sum of cash, cash equivalents and short-term investments from total debt. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including net debt, because it believes that this financial measure accurately measures the Company’s liquidity. In addition, securities analysts and investors use this measure as one of the metrics on which they analyze the company’s performance. Other companies in this industry may compute this measure differently. A reconciliation of net debt to total debt, which is the nearest comparable GAAP financial measure, is provided in the table below. December 31, September 30, December 31, 2023 2024 2024 Current Debt 629,621 $ - $ - $ Long-Term Debt 2,511,519 2,503,270 2,505,217 Total Debt 3,141,140 2,503,270 2,505,217 Cash & Short-term Investments 1,070,178 459,302 397,299 Net Debt 2,070,962 2,043,968 2,107,918 (In thousands)

N A B O R S . C O M Reconciliation of Adjusted EBITDA by Segment to Adjusted Operating Income (Loss) by Segment 25 Adjusted EBITDA by segment represents adjusted income (loss) plus depreciation and amortization. (In thousands) Three Months Ended December 31, 2024 U.S. Drilling International Drilling Drilling Solutions Rig Technologies Other reconciling items Total Adjusted operating income (loss) 38,973 $ 29,528 $ 28,944 $ 8,413 $ (41,661) $ 64,197 $ Depreciation and amortization 82,434 66,784 4,865 795 1,470 156,348 Adjusted EBITDA $ 105,757 111,962 $ 33,809 $ 9,208 $ (40,191) $ 220,545 $ Three Months Ended September 30, 2024 U.S. Drilling International Drilling Drilling Solutions Rig Technologies Other reconciling items Total Adjusted operating income (loss) 41,694 $ 32,182 $ 29,231 $ 2,761 $ (43,382) $ 62,486 $ Depreciation and amortization 83,769 66,966 5,080 3,343 76 159,234 Adjusted EBITDA $ 115,951 108,660 $ 34,311 $ 6,104 $ (43,306) $ 221,720 $ Three Months Ended December 31, 2023 U.S. Drilling International Drilling Drilling Solutions Rig Technologies Other reconciling items Total Adjusted operating income (loss) 51,494 $ 18,642 $ 30,127 $ 5,788 $ (37,176) $ 68,875 $ Depreciation and amortization 86,898 66,877 4,375 3,023 55 161,228 Adjusted EBITDA $ 118,371 105,540 $ 34,502 $ 8,811 $ (37,121) $ 230,103 $

N A B O R S . C O M Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities 26 Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets. Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or to return to shareholders through dividend payments or share repurchases. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations reported in accordance with GAAP. Three Months Ended (In thousands) December 31 2024 Net cash provided by operating activities 148,919 $ Add: Capital expenditures, net of proceeds from sales of assets (202,215) Adjusted free cash flow (53,296) $

N A B O R S . C O M No Offer or Solicitation This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Important Additional Information and Where to Find It This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. In connection with the proposed transaction Nabors will file with the SEC a Registration Statement on Form S-4 to register the shares of Nabors capital stock to be issued in connection with the proposed transaction. The Registration Statement will include a joint proxy statement/prospectus of Nabors and Parker. The definitive joint proxy statement/prospectus will be sent to the shareholders of each of Nabors and Parker seeking their approval of the proposed transaction and other related matters. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARKER, NABORS AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC by Nabors or Parker free of charge at the SEC's website, www.sec.gov, or from Nabors at its website, www.nabors.com, or from Parker at its website, www.parkerwellbore.com. Participants in the Solicitation Nabors and certain of its directors, executive officers and other employees, and Parker and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies for security holder approvals to be obtained for the proposed transaction. A description of participants' direct or indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus. Disclaimer NABORS INDUSTRIES 27

NABORS INDUSTRIES LTD. NABORS.COM NABORS CORPORATE SERVICES 515 W. Greens Road Suite 1200 Houston, TX 77067-4525 @ n a b o r s g l o b a l Contact Us: William C. Conroy, CFA VP - Corporate Development and Investor Relations William.Conroy@nabors.com Kara K. Peak Director - Corporate Development and Investor Relations Kara.Peak@nabors.com